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Exhibit 99.(a)(1)(A)

OFFER TO PURCHASE

SANMINA-SCI CORPORATION

OFFER TO PURCHASE FOR CASH
UP TO $735,632,000 AGGREGATE PRINCIPAL AMOUNT AT MATURITY
OF ITS OUTSTANDING
ZERO COUPON CONVERTIBLE SUBORDINATED DEBENTURES DUE 2020
(CUSIP NOS. 800907AD9/800907AC1; ISIN NOS. US800907AD93/US800907AC11)

THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON
FRIDAY, MARCH 18, 2005, UNLESS EXTENDED OR EARLIER TERMINATED BY US. TENDERS OF DEBENTURES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER.

        We are offering to purchase for cash, upon the terms and subject to the conditions set forth in this offer to purchase and in the accompanying letter of transmittal, up to $735,632,000 aggregate principal amount at maturity of our outstanding Zero Coupon Convertible Subordinated Debentures due 2020, which we refer to as the Debentures, at a purchase price of $543.75 for each $1,000 principal amount at maturity. The maximum aggregate principal amount at maturity of Debentures to be purchased in the offer is referred to as the offer amount.

        As of February 17, 2005, there was $1,143,842,000 aggregate principal amount at maturity of the Debentures outstanding (with the accreted value as of February 17, 2005, of approximately $617,331,527). The offer amount represents approximately 64.3% of the aggregate principal amount at maturity of the Debentures outstanding as of February 17, 2005.

        This offer to purchase and the accompanying letter of transmittal, including any amendments or supplements to this offer to purchase or the letter of transmittal, constitute the offer as to the Debentures. These documents contain important information that should be read before any decision is made with respect to the offer.

        Questions and requests for assistance concerning the offer may be directed to Banc of America Securities LLC, the dealer manager for the offer, at the addresses and telephone number set forth on the back cover of this offer to purchase. Requests for additional copies of this offer to purchase, the letter of transmittal or the other documents used in connection with the offer may be directed to Georgeson Shareholder Communications Inc., the information agent for the offer, at the address and telephone number set forth on the back cover of this offer to purchase.

        THE OFFER IS NOT CONDITIONED UPON A MINIMUM AMOUNT OF DEBENTURES BEING TENDERED. THE OFFER IS CONDITIONED UPON THE SATISFACTION OF THE FINANCING CONDITION (AS DEFINED IN THIS OFFER TO PURCHASE) AND THE OTHER CONDITIONS DESCRIBED IN ITEM 9, "CONDITIONS TO THE OFFER," IN THIS OFFER TO PURCHASE.

        NEITHER WE NOR OUR DIRECTORS, THE DEALER MANAGER, THE DEPOSITARY, OR THE INFORMATION AGENT MAKE ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING THE DEBENTURES. YOU SHOULD CONSULT YOUR OWN ADVISORS AND MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR DEBENTURES.

The Exclusive Dealer Manager for the offer is:

Banc of America Securities LLC

February 17, 2005

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IMPORTANT INFORMATION

        If you wish to tender Debentures, you must, prior to the expiration of the offer and subject to following the procedures for guaranteed delivery referred to in the next paragraph:

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  if you hold physical certificates evidencing the Debentures, complete and sign the letter of transmittal, or a facsimile copy of the letter of transmittal, in accordance with the instructions in the letter of transmittal, have your signature on the letter of transmittal guaranteed if required by Instruction 1 to the letter of transmittal, mail or deliver the letter of transmittal and any other required documents to Wells Fargo Bank, N.A., the depositary, and deliver the certificates evidencing the Debentures to the depositary,

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  if you hold Debentures as a beneficial owner in book-entry form, instruct your broker, dealer, commercial bank, trust company or other nominee to tender the Debentures for you, or

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  if you are a DTC participant holding in book-entry form, tender your Debentures directly through DTC pursuant to DTC's Automatic Tender Offer Program, commonly known as ATOP.

For more information about how to tender your Debentures, see Item 6, "Procedures for Tendering Debentures." Please allow sufficient time to ensure that the documents are received by 12:00 midnight, New York City time, on March 18, 2005, the expiration date of the offer (unless extended or earlier terminated by us). If you are a beneficial owner and have Debentures registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the broker, dealer, commercial bank, trust company or other nominee if you desire to tender the Debentures.

        You may also tender Debentures by following the procedures for guaranteed delivery set forth in Item 6, "Procedures for Tendering Debentures" if:

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  you want to tender Debentures and your certificates for the Debentures are not immediately available and therefore cannot be delivered to the depositary,

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  you cannot comply in a timely manner with the procedure for book-entry transfer described in this document, or

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  you cannot deliver all of the required documents to the depositary prior to the expiration date.

        We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Debentures in the offer. We have not authorized anyone to give you any information or to make any representation in connection with the offer other than the information and representations contained in this offer to purchase or in the accompanying letter of transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

        We are not making the offer to purchase Debentures in any jurisdiction in which, or to or from any person to or for whom, it is unlawful to make the offer under applicable securities or blue sky laws. In accordance with various state securities laws applicable to this offer which require this offer to be made to the public by a licensed broker or dealer, this offer is hereby made to the holders of the Debentures residing in those states by the dealer manager on our behalf. The delivery of this offer to purchase shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth in this offer to purchase or in our company or any of our subsidiaries since the date of this offer to purchase.

        This offer to purchase has not been reviewed by any federal or state securities commission or regulatory authority, nor has any such commission or authority passed upon the accuracy or adequacy of this offer to purchase. Any representation to the contrary is unlawful and may be a criminal offense.

        You should carefully read the information contained in this offer to purchase and the letter of transmittal before making any decision with respect to the offer.

DOCUMENTS INCORPORATED BY REFERENCE

        We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. In accordance with the Exchange Act, we file reports, proxy statements and other documents and information with the U.S. Securities and Exchange Commission, or SEC. The following documents that we have filed with the SEC are incorporated in this offer to purchase by reference:

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  The information contained under the caption "Description of Debentures" contained in the prospectus dated December 19, 2000 included as part of our Registration of Form S-3, first filed on November 20, 2000, as amended (No. 333-50282);

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  Our Schedule TO filed on February 17, 2005;

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  Our Annual Report on Form 10-K for the fiscal year ended October 2, 2004; and

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  Our Quarterly Report on Form 10-Q for the fiscal quarter ended January 1, 2005.

        We will file an amendment to the Schedule TO to incorporate by reference into the offer to purchase all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this offer to purchase and prior to the expiration date to the extent necessary to comply with applicable securities laws. Any statement contained in a document incorporated by reference in this offer to purchase shall be deemed to be modified or superseded for purposes of this offer to purchase to the extent that a statement contained in this offer to purchase or in any subsequently filed document incorporated by reference in this offer to purchase modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this offer to purchase.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a Tender Offer Statement on Schedule TO, referred to as the "Schedule TO," under the Exchange Act, which includes the information contained in this offer to purchase and other information relating to the offer. This offer to purchase does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We therefore recommend that you review the Schedule TO, including its exhibits, before making a decision on whether to tender your Debentures.

        The Schedule TO and our reports, proxy statements and other documents and information that we file with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a web site located at www.sec.gov that contains reports, proxy statements and other documents and information regarding registrants that have filed electronically with the SEC, including us.

        We will provide without charge to each person, including any beneficial owner to whom this offer to purchase has been delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference in this offer to purchase other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in this offer to purchase. Requests for such copies should be directed, if by mail, to Sanmina-SCI Corporation, 2700 North First Street, San Jose, California 95134; telephone number (408) 964-3500.

        Copies of the indenture pursuant to which the Debentures were issued also are available from us upon request. Requests for such copies should be directed to the information agent or the dealer manager at the address and telephone numbers set forth in this offer to purchase. In addition, the indenture governing the Debentures was filed as Exhibit 4.1 to our registration statement on Form S-3, filed on November 20, 2000, as amended (No. 333-50282). The description of the Debentures is qualified by a more complete description contained in the prospectus included as part of the registration statement, which we have incorporated by reference herein, and the indenture.

FORWARD-LOOKING STATEMENTS

        This offer to purchase contains forward-looking statements. These statements relate to our expectations for future events and time periods. All statements other than statements of historical fact are statements that could be deemed to be forward-looking statements, including any statements regarding trends in future sales or results of operations, gross profit or operating income, expenses, income or losses from operations, synergies or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning developments, performance or industry ranking; any statements regarding future economic conditions or performance; any statements regarding pending investigations, claims or disputes; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Generally, the words "anticipate," "believe," "plan," "expect," "future," "intend," "may," "will," "should," "estimate," "predict," "potential," "continue" and similar expressions identify forward-looking statements. Our forward-looking statements are based on current expectations, forecasts and assumptions and are subject to risks, uncertainties and changes in condition, significance, value and effect as a result of the factors described herein, and in the documents incorporated herein by reference, including, in particular, those factors described under "Risk Factors." Except as may be required by law, we undertake no obligation to publicly disclose any revisions to these forward-looking statements to reflect events or circumstances occurring subsequent to the date on the cover of this offer to purchase. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with the offer.

SUMMARY TERM SHEET

        The following summary term sheet is designed to answer some of the questions that you may have about the offer. To understand the offer fully and for a more complete description of the terms of the offer, we urge you to read carefully the remainder of this offer to purchase and the accompanying letter of transmittal because the information in this summary is not complete and these documents contain additional important information. References in this offer to purchase to "we," "us," "our" or "Sanmina-SCI" refer to Sanmina-SCI Corporation.

What securities are we seeking to purchase in the offer?

        We are offering to purchase up to $735,632,000 aggregate principal amount at maturity of our Zero Coupon Convertible Subordinated Debentures due September 12, 2020 (CUSIP Nos. 800907AD9/800907AC1; ISIN Nos. US800907AD93/US800907AC11), which we refer to as the Debentures. We issued the Debentures under an indenture dated September 12, 2000 between us and Wells Fargo Bank, N.A., as successor by merger to Wells Fargo Bank Minnesota, National Association, as trustee.

What amount of the Debentures are we offering to purchase?

        We are offering to purchase for cash up to $735,632,000 aggregate principal amount at maturity of the outstanding Debentures. As of February 17, 2005, $1,143,842,000 aggregate principal amount at maturity of the Debentures was outstanding (with an accreted value as of such date of approximately $617,331,527). The offer amount represents approximately 64.3% of the aggregate principal amount at maturity of the Debentures outstanding as of February 17, 2005.

        We reserve the right to decrease or increase the offer amount prior to the expiration date. If we decrease or increase the offer amount, we will extend the expiration date, as necessary, so that the offer would not expire until at least 10 business days after the applicable decrease or increase. However, we reserve the right to accept an amount of Debentures up to 2% greater than the offer amount of the Debentures without extending the offer.

What are the key terms of the Debentures?

        The maturity date of the Debentures is September 12, 2020. We will not pay interest on the Debentures prior to maturity. On the maturity date, a holder will receive $1,000 for each Debenture. The issue price of each Debenture represented a yield to maturity of 4% per year (computed on a semi-annual bond-equivalent basis) calculated from September 12, 2000.

        The Debentures are convertible into shares of our common stock at any time prior to maturity at a conversion rate of 6.4826 shares of common stock for each $1,000 principal amount at maturity of the Debentures. This conversion rate would translate into a conversion price of approximately $85.16 per share of common stock based on an accreted value of $552.08 for each $1,000 principal amount at maturity of Debentures on September 12, 2005, the designated put date for the Debentures. On February 16, 2005, the last reported sales price of our common stock on the Nasdaq National Market was $6.13 per share.

        Holders of Debentures have the right to require us to purchase all or a portion of their Debentures on September 12, 2005 at a price of $552.08 for each $1,000 principal amount at maturity of Debentures. We may elect to satisfy this put obligation in shares of our common stock or with cash or a combination of common stock or cash, at our option. Holders may also require us to purchase all or a portion of their Debentures on September 12, 2010, and September 12, 2015, at specified prices. We will have the right to redeem all or a portion of the Debentures at our option at any time on or after September 12, 2005 at a price equal to the issue price plus accrued original issue discount through and including the redemption date.

        The Debentures are subordinated to all of our existing and future senior indebtedness, and are effectively subordinated to the indebtedness and liabilities of our subsidiaries (including trade and other payables).

        For more information about the Debentures, see Item 3, "Information About the Debentures."

What is the purpose of the offer?

        We are making the offer to effectively extend the average maturity of our outstanding indebtedness. Holders of the Debentures have the right to require us to purchase their Debentures on September 12, 2005. Assuming that our stock price does not increase significantly, we expect that a majority of the holders of the Debentures will require us to purchase their Debentures on that date. By paying for the Debentures by issuing new indebtedness with a later maturity date, the average maturity of our outstanding indebtedness will be extended. See Item 1, "Purpose of the Offer; Information About Us."

What will be the purchase price for the Debentures?

        We are offering to purchase the Debentures for cash at a purchase price of $543.75 for each $1,000 principal amount at maturity.

        We reserve the right to decrease or increase the purchase price for the offer prior to the expiration date. If we decrease or increase the price, we will extend the expiration date, as necessary, so that the offer would not expire until at least 10 business days after the applicable decrease or increase.

Can you tender a portion of the principal amount of your Debentures?

        You may elect to tender all or any portion of your Debentures in principal amounts at maturity equal to $1,000 or multiples of $1,000.

What if not enough Debentures are tendered?

        There is no minimum amount of Debentures that must be tendered as a condition to the offer. If less than the offer amount is properly tendered, all properly tendered Debentures will be accepted for payment, subject to the conditions described in Item 9, "Conditions to the Offer." See Item 2, "Terms of the Offer."

What if the amount of Debentures tendered exceeds the offer amount?

        If the amount of Debentures properly tendered on or prior to the expiration date exceeds the offer amount, then, subject to the terms and conditions of the offer, we will accept for payment all such Debentures on a pro rata basis. We will make appropriate adjustments to avoid purchases of fractional Debentures that are not in multiples of $1,000 principal amount at maturity. See Item 2, "Terms of the Offer."

How long do you have to tender your Debentures?

        You may tender your Debentures until the offer expires. The offer will expire at 12:00 midnight, New York City time, on Friday, March 18, 2005, unless extended or earlier terminated by us. We refer to this date and time, as it may be extended, as the expiration date. We have the right to extend the offer at any time by giving oral or written notice to the depositary. If we extend the offer, we will also publicly announce the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date. See Item 2, "Terms of the Offer."

What is the market value of the Debentures?

        There is no established trading market for the Debentures or any established system for reporting the prices at which the Debentures have traded or are currently are traded. We believe that the Debentures are currently traded in the over-the-counter market. However, we do not believe that there is a practical way to determine the trading history of the Debentures.

When and how will we pay you for your Debentures?

        We will pay you for your Debentures promptly following the expiration date. See Item 5, "Acceptance of Debentures for Payment." In connection with the offer, we expect to issue not less than $400 million of senior subordinated notes, or Senior Subordinated Notes, in a private placement, which we refer to in this offer to purchase as the Financing. We will use the funds from the Financing to purchase Debentures properly tendered and accepted in the offer. To the extent these funds are not sufficient to pay the full purchase price for the properly tendered Debentures, we will fund the balance with cash on hand. See Item 8, "Source and Amount of Funds." Tendering holders of Debentures will not be required to pay commissions to the dealer manager, the information agent, or the depositary.

Are there any conditions to the offer?

        The offer is not conditioned upon a minimum number of Debentures being tendered. Our obligation to accept and to pay for the Debentures that are properly tendered is conditioned upon the closing of the Financing, resulting in the sale of at least $400 million aggregate principal amount of Senior Subordinated Notes, which we refer to as the Financing Condition, and the satisfaction of the other conditions set forth in Item 9, "Conditions to the Offer."

        We reserve the right to waive any condition to the offer at any time prior to the expiration date, subject to such extension of the offer as may be required by law. The conditions to the offer must be either satisfied or waived on or prior to the expiration date for us to consummate the offer. We also reserve the right to terminate the offer if the conditions to the offer have not been satisfied at or prior to the expiration date and to extend or amend the offer in accordance with the terms of the offer.

How do you tender your Debentures?

        If you hold Debentures in street name, which means that the Debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender these Debentures, then you must contact your broker, dealer, commercial bank, trust company or other nominee and direct them to tender your Debentures.

        If you directly hold a beneficial interest in the Debentures through DTC, and you wish to tender these Debentures, you can tender your Debentures through ATOP. DTC participants that are accepting the offer can transmit their acceptance to DTC. The depositary must receive confirmation of receipt of your Debentures by book-entry transfer, a duly executed letter of transmittal or an agent's message, and all other required documents by 12:00 midnight, New York City time, on the expiration date.

        If you hold your Debentures in your name in certificated form and you wish to tender these Debentures, you should complete and sign the enclosed letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions set forth in the letter. Be certain to have your signature guaranteed if required by the letter of transmittal. The depositary must receive the manually signed letter of transmittal, or the manually signed facsimile of the letter of transmittal, together with certificates for the Debentures that you are tendering and any other required documents by 12:00 midnight, New York City time, on the expiration date.

        You may tender Debentures by following the procedures for guaranteed delivery if:

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  you wish to tender your Debentures and your certificates are not immediately available and therefore can not be delivered to the depositary,

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  you cannot timely comply with the book-entry procedures, or

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  you cannot deliver all required documents to the depositary prior to the expiration date.

        See Item 6, "Procedures for Tendering Debentures," for more information about how to tender your Debentures and comply with the guaranteed delivery procedures.

Can you withdraw your tender of Debentures?

        You may withdraw a tender of Debentures at any time prior to the expiration date. If you hold your Debentures in certificated form and wish to withdraw a tender of Debentures, you must notify the depositary in writing of your intention to withdraw your Debentures. If you directly hold a beneficial interest in the Debentures through DTC and have tendered your Debentures by book-entry transfer, any notice of withdrawal must be transmitted electronically through DTC in accordance with the procedures of the ATOP system. If you hold your Debentures in street name or are otherwise not a record holder of the Debentures and wish to withdraw a tender of Debentures, you must have your broker, dealer, commercial bank, trust company or other nominee notify the depositary of your intention to withdraw your Debentures prior to the expiration date. We will not pay any consideration for withdrawn Debentures. In addition, you may withdraw your Debentures after 12:00 midnight, New York City time, on Thursday, April 14, 2005 (the date that is 40 business days after the commencement of the offer) unless we have accepted the Debentures for payment pursuant to the offer. See Item 7, "Withdrawal of Tenders."

What if you do not want to tender your Debentures?

        Debentures not purchased in the offer will remain outstanding and will continue to accrue original issue discount. As a result of the completion of the offer, the aggregate amount of the Debentures that will remain outstanding may be substantially reduced. This may adversely affect the liquidity and the market price of the Debentures that remain outstanding after completion of the offer. See Item 4, "Significant Considerations."

If you do not tender your Debentures, will you continue to be able to exercise your conversion rights under the Debentures?

        Yes. If you do not tender your Debentures, your conversion rights will not be affected. You will retain the right to convert your Debentures into shares of our common stock at any time on or before maturity at a conversion rate of 6.4826 shares for each $1,000 principal amount at maturity, which translates into a conversion price of approximately $85.16 per share of common stock based on the accreted value of $552.08 for each $1,000 principal amount at maturity of the Debentures on September 12, 2005, the designated put date for the Debentures.

What are the U.S. Federal income tax consequences to you for tendering Debentures?

        The receipt of cash for Debentures in the offer by a U.S. holder, as defined in Item 10, "U.S. Federal Income Tax Considerations," will generally be a taxable transaction for U.S. federal income tax law purposes. Under certain circumstances, the receipt of cash for Debentures in the offer by a non-U.S. holder, as defined in Item 10, "U.S. Federal Income Tax Considerations," may be a taxable transaction for U.S. federal income tax purposes. You are urged to consult your tax advisors as to the specific tax consequences to you of the offer. See Item 10, "U.S. Federal Income Tax Considerations."

Are we making a recommendation as to whether you should tender or refrain from tendering your Debentures in the offer?

        No. Although our board of directors has approved the making of the offer, neither we nor our board of directors, the dealer manager, the depositary, or the information agent make any recommendation as to whether you should tender or refrain from tendering your Debentures. You should consult your own advisors and must make your own decision as to whether to tender your Debentures.

Who is the dealer manager?

        Banc of America Securities LLC is serving as the dealer manager for the offer. Its address and telephone numbers are set forth on the back cover of this offer to purchase. See Item 11, "The Dealer Manager, Depositary and Information Agent."

Who is the depositary?

        Wells Fargo Bank, N.A., is serving as the depositary for the offer. Its address and telephone numbers are set forth on the back cover of this offer to purchase. See Item 11, "The Dealer Manager, Depositary and Information Agent."

Who is the information agent?

        Georgeson Shareholder Communications Inc. is serving as the information agent for the offer. Its address and telephone numbers are set forth on the back cover of this offer to purchase. See Item 11, "The Dealer Manager, Depositary and Information Agent."

Who can you talk to if you have questions about the offer?

        You may contact the depositary, the information agent or the dealer manager at their respective addresses and telephone numbers set forth on the back cover of this offer to purchase. You may request additional copies of this offer to purchase, the letter of transmittal or the other documents used in the offer by contacting the information agent. If you hold the Debentures in street name and have questions about the offer, you may also contact your broker, dealer, commercial bank, trust company or other nominee through which you hold your Debentures.

THE OFFER

1.     Purpose of the Offer; Information About Us

        Purpose of the Offer. We are making the offer to effectively extend the average maturity of our indebtedness. Holders of the Debentures have the right to require us to purchase their Debentures on September 12, 2005. Assuming that our stock price does not increase significantly, we expect that a majority of the holders of the Debentures will require us to purchase their Debentures on September 12, 2005. The offer will effectively extend the average maturity of our outstanding indebtedness, as we are paying for the Debentures tendered in the offer, which will be cancelled upon our acceptance for payment, by issuing new indebtedness with a later maturity date.

        We will use the funds from the Financing to purchase Debentures properly tendered and accepted in the offer. To the extent these funds are not sufficient to pay the full purchase price for the properly tendered Debentures, we will fund the balance with cash on hand. See Item 2, "Terms of the Offer," and Item 8, "Source and Amount of Funds."

        Information About Us. We are a leading independent global provider of customized, integrated electronics manufacturing services, or EMS. We provide these comprehensive services primarily to original equipment manufacturers, or OEMs, in the communications, personal and business computing, enterprise computing and storage, multimedia, industrial and semiconductor capital equipment, defense and aerospace, medical and automotive industries. The combination of our advanced technologies, extensive manufacturing expertise and economies of scale enables us to meet the specialized needs of our customers in these markets in a cost-effective manner.

        Our end-to-end services in combination with our global expertise in supply chain management enable us to manage our customers' products throughout their life cycles. These services include:

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  product design and engineering, including initial development, detailed design, preproduction services and manufacturing design;

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  volume manufacturing of complete systems, components and subassemblies;

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  final system assembly and test;

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  direct order fulfillment and logistics services; and

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  after-market product service and support.

        Our business strategy enables us to win and maintain large outsourcing programs from leading multinational OEMs. Our customers primarily consist of OEMs that operate in a range of industries. Our top customers for fiscal 2004 included: Alcatel, S.A., Applied Materials, Inc., EchoStar Communications Corporation, Hewlett-Packard Company, Hitachi Global Storage Technologies, Inc., International Business Machines Corporation, Koninklijke Philips Electronics NV, LSI Logic Corporation, Nokia Corp., Nortel Networks, Roche Diagnostics Operations, Inc., Telefonaktiebolaget LM Ericsson, and Tellabs, Inc.

        We were incorporated in Delaware in May 1989 to acquire our predecessor company, which had been in the printed circuit board and backplane business since 1980. In December 2001, we merged with SCI Systems, Inc., or SCI, and subsequently changed our name to Sanmina-SCI Corporation. Our principal executive offices are located at 2700 North First Street, San Jose, California 95134. Our telephone number is (408) 964-3500 and our Internet address is www.sanmina-sci.com. The information contained in or linked to our website is not intended to be a part of this offer to purchase.

        Additional information about our business can be found in our periodic filings with the SEC, including our annual report on Form 10-K and our quarterly report on Form 10-Q incorporated by reference herein. See "Where You Can Find Additional Information."

2.     Terms of the Offer

        The Offer and Purchase Price. Upon the terms and subject to the conditions of the offer, we are offering to purchase for cash up to $735,632,000 aggregate principal amount at maturity of our Debentures at a purchase price of $543.75 for each $1,000 principal amount at maturity.

        We will pay the purchase price for all Debentures properly tendered and accepted in the offer, up to the offer amount. Our requirement to pay the purchase price for the Debentures is subject to the terms and conditions of the offer. The offer amount is approximately 64.3% of the aggregate principal amount at maturity of the Debentures outstanding as of February 17, 2005. When we make reference in this offer to purchase to Debentures being properly tendered, we are referring only to those Debentures that have been properly tendered and not withdrawn in accordance with the terms of the offer.

        We will promptly return any Debentures tendered but not purchased pursuant to the offer to the tendering holders at our expense, including any Debentures tendered but not purchased because of proration.

        Proration. If the amount of Debentures properly tendered on or prior to the expiration date exceeds the offer amount, we will accept for payment all such Debentures properly tendered on a pro rata basis. We will make appropriate adjustments to avoid purchases of fractional Debentures that are not in multiples of $1,000 principal amount at maturity.

        If we are required to prorate tendered Debentures, we will determine the final proration factor promptly after the expiration date. We will announce preliminary results of any proration of tendered Debentures by press release promptly after the expiration date. However, because of the difficulty in determining the amount of Debentures properly tendered, included those tendered by guaranteed delivery procedures, and not properly withdrawn, we do not expect to be able to announce the final results of any proration of Debentures until approximately five business days after the expiration date. Holders may also obtain such preliminary proration information from either the information agent or the dealer manager. Rule 14e-1(c) of the Exchange Act requires us to pay the offered consideration or return deposited Debentures promptly after the termination or withdrawal of the offer.

        Conditions. The offer is not conditioned upon a minimum amount of Debentures being tendered. Our obligation to pay for the tendered Debentures is conditioned upon satisfaction of the Financing Condition and the other conditions of the offer set forth in Item 9, "Conditions to the Offer." If by the expiration date for the offer any or all of such conditions have not been satisfied, we reserve the right to:

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  extend or otherwise amend the offer in any respect by giving written notice of such amendment to the depositary and making public disclosure of such extension or amendment to the extent required by law, or

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  waive any or all of the conditions and, subject to compliance with applicable rules and regulations of the SEC, purchase Debentures properly tendered pursuant to the offer.

        Expiration of the Offer. The offer will expire at 12:00 midnight, New York City time, on Friday, March 18, 2005, unless extended or earlier terminated by us.

        Amendment; Extension; Waiver; Termination. We expressly reserve the right, subject to applicable securities laws and the terms and conditions of the offer, on or prior to the expiration date for the offer to:

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  waive any and all conditions to the offer,

  •
  extend the offer,

  •
  terminate the offer if any of the conditions to the offer set forth in Item 9, "Conditions to the Offer" have not been satisfied, or

  •
  otherwise amend the offer in any respect.

        We cannot assure you that we will not exercise our right to amend the offer or terminate the offer if one or more of the conditions set forth in Item 9, "Conditions to the Offer" is not satisfied. If we amend the offer, all Debentures previously tendered pursuant to the offer and not withdrawn will remain subject to the offer and may be accepted by us for payment.

        If we make a material change in the terms of the offer or the information concerning the offer or waive a material condition of the offer, we will promptly announce any such change or waiver and, to the extent required by applicable law, disseminate additional materials relating to the offer and extend the offer period. We may extend the offer for any other reason. In addition, the offer will remain open for at least 10 business days if:

  •
  there is an increase or decrease the consideration to be paid in the offer,

  •
  the amount of Debentures subject to the offer is increased by more than 2% of the series of Debentures outstanding, or

  •
  the amount of Debentures subject to the offer is decreased.

        If the acceptance for payment or the payment for Debentures pursuant to the offer is delayed or if we are unable to accept for payment or pay for Debentures pursuant to the offer, the depositary on our behalf may retain tendered Debentures, subject to Rule 14e-1(c) under the Exchange Act, which requires that we pay the consideration offered or return the Debentures deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer. In addition, you may withdraw your Debentures after 12:00 midnight, New York City time, on Thursday, April 14, 2005 (the date that is 40 business days after the commencement of the offer) unless we have accepted the Debentures for payment pursuant to the offer.

        We will promptly announce any extension, amendment or termination of the offer. If we extend the offer, we will publicly announce the extension no later than 9:00 a.m., New York City time, on the first business day after the scheduled expiration date.

        Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the SEC on February 17, 2005 a Schedule TO which contains additional information with respect to the offer. This Schedule TO, including the exhibits and any amendments to the Schedule TO, may be examined, and copies may be obtained in the manner as set forth under "Where You Can Find Additional Information" in this offer to purchase.

3.     Information About the Debentures

        This description of the Debentures is qualified by the more complete description contained under the caption "Description of Debentures" in the prospectus filed pursuant to Rule 424(b)(3) on December 19, 2000, under our Registration Statement on Form S-3 filed on November 20, 2000, as amended on December 8, 2000 (Registration No. 333-50282) (the "Registration Statement") and by the Indenture, dated as of September 12, 2000, between us and Wells Fargo Bank, N.A., as successor by merger to Wells Fargo Bank Minnesota, National Association, as trustee, filed as Exhibit 4.1 to the Registration Statement (the "Indenture"). A copy of the Indenture can be obtained from us upon request. See "Where You Can Find Additional Information."

        Issuance of Debentures. On September 12, 2000, we issued an aggregate of $1,660,000,000 principal amount at maturity of the Debentures pursuant to the Indenture. We issued the Debentures at an issue price of $452.89 for each Debenture, or 45.289% of the principal amount at maturity.

        Maturity and Interest. We will not pay interest on the Debentures prior to maturity. Instead, on September 12, 2020, the maturity date of the Debentures, a holder will receive $1,000 for each outstanding Debenture. The issue price of each Debenture represented a yield to maturity of 4% per year (computed on a semi-annual bond-equivalent basis) calculated from September 12, 2000.

        Ranking. The Debentures are subordinated to all of our existing and future senior indebtedness, as defined in the indenture for the Debentures. As of January 1, 2005, we had $778.8 million of outstanding senior indebtedness. As of the same date, our subsidiaries had approximately $2.5 billion of indebtedness and other liabilities outstanding to which the Debentures would have been effectively subordinated (including trade and other payables but excluding intercompany liabilities). The indenture does not limit the amount of indebtedness, including senior indebtedness, that we and our subsidiaries may incur.

        Conversion. Holders may convert their Debentures at any time prior to maturity, unless the Debentures have previously been redeemed, purchased or tendered and not withdrawn, into 6.4826 shares of our common stock for each $1,000 principal amount at maturity of the Debentures. This conversion rate would translate into a conversion price of approximately $85.16 per share of common stock based on the accreted value of $552.08 for each $1,000 principal amount at maturity of Debentures on September 12, 2005, the designated put date for the Debentures. Shares of our common stock are listed on the Nasdaq National Market under the symbol "SANM." On February 16, 2005, the last reported sale price of our common stock on the Nasdaq National Market was $6.13 per share.

        Purchase at Option of Holders. Holders may require us to purchase all or a portion of their Debentures on the following dates at the following purchase prices:

Repurchase Date	Repurchase Price
September 12, 2005	$552.08
September 12, 2010	672.98
September 12, 2015	820.35

        We may choose to pay the purchase price in cash or common stock or a combination of cash and common stock, at our option. In addition, upon a fundamental change (as defined in the Indenture), each holder may require us to purchase all or a portion of such holder's Debentures at a price equal to the issue price of such Debentures, plus accrued original issue discount to the date of purchase.

        Redemption. We will have the right to redeem all or a portion of the Debentures at our option at any time on or after September 12, 2005 at a price equal to the issue price plus accrued original issue discount through and including the redemption date.

4.     Significant Considerations

        You should carefully review the following considerations, in addition to the other information described elsewhere herein or incorporated by reference in this offer to purchase, including the information under the caption "Factors Affecting Operating Results" included in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, before deciding whether to tender Debentures pursuant to the offer.

        Put Right. The accreted value of the Debentures will be $542.02 per $1,000 principal amount at maturity of Debentures on March 25, 2005 (the assumed payment date for Debentures properly tendered and accepted for purchase in the offer). In addition, holders of Debentures may require us to purchase all or a portion of their Debentures on September 12, 2005 at a price of $552.08 per $1,000 principal amount at maturity of Debentures. A holder whose Debentures are not purchased in the offer would realize a yield to September 12, 2005 of approximately 3.30% if calculated from March 25, 2005

(the assumed payment date for Debentures properly tendered and accepted for purchase in the offer) using the offer price.

        Our Position Concerning the Offer. Neither we nor our board of directors makes any recommendation to any holder whether to tender or refrain from tendering any or all of such holder's Debentures. Neither we nor our board of directors has authorized any person to make any recommendation to any holder regarding the offer. We have not retained any unaffiliated representative to act solely on behalf of the holders for purposes of negotiating the terms of the offer and/or preparing a report concerning the fairness of the offer. We have not received any report, opinion or appraisal from an outside party that is materially related to the offer. Holders are urged to evaluate carefully all information in the offer, consult their own investment and tax advisors and make their own decisions whether to tender Debentures.

        Conditions to the Consummation of the Offer and Related Risks. Each of the conditions to the offer is described in more detail in Item 9, "Conditions to the Offer." We cannot assure you that these conditions will be met. In particular, we cannot assure you that the Financing Condition will be satisfied, either as a result of market or other conditions.

        We are Significantly Leveraged. As of January 1, 2005, we had approximately $615.8 million of current portion of long-term indebtedness and $1.3 billion of long-term indebtedness. Assuming purchase of the offer amount in the offer as of January 1, 2005, and the issuance of $400 million aggregate principal amount of our Senior Subordinated Notes in the Financing, we would have had approximately $220.8 million of current portion of long-term indebtedness and $1.7 billion of long-term indebtedness. In addition, we will have the capacity to borrow up to $500 million under our senior secured credit facility entered into on October 26, 2004 if we raise at least $300 million in gross proceeds from the issuance of equity, debt or other securities and, upon such issuance, either applied at least $300 million in net proceeds (or the entire amount of net proceeds if less than $300 million) to repurchase, redeem, exchange or repay the Zero Coupon Debentures or deposited such proceeds in an account maintained by us and designated for the repurchase of the Zero Coupon Debentures on September 12, 2005, the designated put date. The degree to which we are leveraged could:

  •
  materially and adversely affect our ability to obtain financing for working capital, acquisitions or other purposes,

  •
  make us more vulnerable to industry downturns and competitive pressures, and

  •
  limit our flexibility in planning for, or reacting to, changes and opportunities in the industry.

        This degree of leverage could place us at a competitive disadvantage compared to our competitors. Our ability to meet our debt service obligations will be dependent upon our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control.

        Treatment of Debentures Not Purchased in the Offer. Debentures not purchased in the offer will remain outstanding. The terms and conditions governing the Debentures, including the covenants and other provisions contained in the Indenture for the Debentures, will remain unchanged. No amendment to the Indenture is being sought. From time to time in the future, we may acquire Debentures that are not tendered in the offer through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise. We may acquire the Debentures in the future upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the offer and could be for cash or other consideration. We may also decide to redeem any or all of the Debentures not purchased pursuant to the offer in the future at any time to the extent permitted under the Indenture. We cannot assure you as to which, if any, of these alternatives we will choose to pursue in the future.

        The Offer Could Reduce the Liquidity of the Debentures. The Debentures are not listed on any national or regional securities exchange, and there is no established reporting system or trading market for the Debentures. Accordingly, the dealer manager has advised us that there is no practical way to determine the trading history of the Debentures. We believe the Debentures are currently traded in over-the-counter transactions arranged through brokers and that trading has been limited and sporadic. The extent of the public market for the Debentures following consummation of the offer would depend on the number of holders that remain and the amount of Debentures outstanding at such time and other factors. Debentures with a smaller float typically trade at lower prices and in a more volatile manner than would a comparable issue of securities with a greater float. As a result, the market price for the Debentures that are not tendered in the offer may be adversely affected by the reduction in float of the Debentures caused by the consummation of the offer, and trading in the Debentures may be even more limited than current trading levels.

        Conversion Value of the Debentures. The Debentures are convertible into shares of our common stock at any time prior to maturity a conversion rate of 6.4826 shares of common stock for each $1,000 principal amount at maturity, equivalent to a conversion price of approximately $85.16 per share of common stock based on an accreted value of $552.08 for each $1,000 principal amount at maturity of Debentures on September 12, 2005. On February 16, 2005, the last reported sale price of our common stock on the Nasdaq National Market was $6.13 per share. As of the date of this offer to purchase, the consideration in the offer is significantly more than the value of the common stock into which the Debentures are convertible. Before deciding whether to tender any Debentures, you should consider the current value and possible appreciation in value of our common stock into which the Debentures may be converted.

5.     Acceptance of Debentures for Payment

        Acceptance of Debentures for Payment. Upon the terms and subject to the conditions of the offer and applicable law, we will accept for payment all Debentures properly tendered on or prior to the expiration date, up to the offer amount and subject to proration.

        If the amount of the Debentures properly tendered on or prior to the expiration date exceeds the offer amount, we will accept for payment all such Debentures properly tendered on a pro rata basis. If we are required to prorate tendered Debentures, we will determine the final proration factor promptly after the expiration date. However, as discussed in Item 2, "Terms of Offer—Proration," we do not expect to be able to announce the final results of any proration of Debentures and commence payment until approximately five business days after the expiration date. We will make appropriate adjustments to avoid purchases of fractional Debentures that are not in multiples of $1,000 principal amount at maturity.

        For purposes of the offer, we will be deemed to have accepted for payment, and therefore to have purchased, Debentures that have been properly tendered, only when, as and if we give oral or written notice to the depositary of our acceptance of such Debentures for payment under the offer. In all cases, payment for Debentures purchased pursuant to the offer will be made by deposit of the purchase price for the tendered Debentures with the depositary. The depositary will act as agent for tendering holders for the purpose of receiving payments from us and transmitting those payments to the tendering holders.

        We expressly reserve the right, in our sole discretion and subject to Rule 14e-1(c) under the Exchange Act, to delay acceptance or payment for Debentures in order to comply with any applicable law. See Item 9, "Conditions to the Offer."

        The depositary will pay the purchase price to holders for the Debentures accepted for purchase if the depositary timely receives:

  •
  certificates representing such Debentures or timely confirmation of a book-entry transfer of such Debentures into the depositary's account at DTC, pursuant to the procedures set forth under Item 6, "Procedures for Tendering Debentures,"

  •
  a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof) or agent's message, and

  •
  any other documents required by the letter of transmittal.

        Any tendering holder or other payee who fails to complete fully and sign the substitute Form W-9 included in each letter of transmittal (or the appropriate Form W-8) may be subject to required federal income tax backup withholding of 28% of the gross proceeds paid to such holder or other payee pursuant to the offer. See Item 10, "U.S. Federal Income Tax Considerations."

        We will not make any payment to holders of Debentures if the offer is terminated or withdrawn or for Debentures that are not accepted for payment. Promptly after the expiration date or termination of the offer, Debentures tendered and not purchased, including all Debentures that we do not accept for payment due to proration, will be returned to the tendering holder, or, in the case of Debentures tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the Debentures, in each case at our expense.

        If you hold Debentures registered in your own name and you tender your Debentures directly to the depositary, you will not be obligated to pay brokerage fees or commissions or, except as set forth in the letter of transmittal, transfer taxes on the purchase of Debentures by us pursuant to the offer. If you tender your Debentures through your broker or other nominee, you may be required by your broker or nominee to pay a fee or service charge to the broker or nominee. You should inquire of your broker or other nominee if these types of charges will be applicable. We will pay all fees and expenses of the dealer manager, the depositary and the information agent in connection with the offer.

        Accreted Interest. Holders who tender their Debentures, and whose Debentures are accepted for payment, will receive a cash payment equal to the purchase price and will not otherwise be entitled to accreted interest on the Debentures.

        Under no circumstances will any interest be payable as a result of any delay in the transmission of funds to the holders of purchased Debentures or otherwise.

6.     Procedures for Tendering Debentures

        General. The tender of your Debentures pursuant to the offer, and our subsequent acceptance of your Debentures for payment pursuant to one of the procedures set forth below, will constitute a binding agreement between the parties with respect to the offer in accordance with the terms and subject to the conditions set forth in this offer to purchase and in the letter of transmittal.

        Debentures may be tendered and will be accepted for purchase only in denominations of $1,000 principal amount at maturity and multiples of $1,000.

        Tender of Debentures Held in Physical Form. If you wish to tender Debentures held in physical form you must:

  •
  properly complete and execute a letter of transmittal (or a manually signed facsimile of a letter of transmittal) and execute and deliver any other documents required by the letter of transmittal, and

  •
  deliver certificates representing such Debentures to the depositary at the address set forth on the back cover of this offer to purchase on or prior to 12:00 midnight, New York City time, on the expiration date.

        Letters of transmittal and Debentures should be sent only to the depositary (Wells Fargo Bank, N.A.) and should not be sent to us, the information agent or the dealer manager.

        If you wish to tender Debentures held in physical form that are registered in the name of a person other than the signer of the letter of transmittal, the Debentures must be endorsed or accompanied by an appropriate written instrument or instruments of transfer signed exactly as the name(s) of such holder(s) appear(s) on the Debentures, with the signature(s) on the Debentures or instruments of transfer guaranteed as provided in "Signature Guarantees" below.

        Tender of Debentures Held Through a Custodian. Any beneficial owner whose Debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Debentures pursuant to the offer should contact such entity promptly and instruct such entity to tender Debentures and deliver the letter of transmittal on such beneficial owner's behalf or comply with DTC's applicable procedures. Instructions to the letter of transmittal are enclosed in the materials provided along with this offer to purchase which may be used by a beneficial owner in this process to instruct the registered holder to tender Debentures.

        Tender of Debentures Held Through DTC. To tender effectively Debentures that are held through DTC, DTC participants can electronically transmit their acceptance of the offer through ATOP, for which the transaction will be eligible. Upon receipt of a holder's acceptance through ATOP, DTC will credit the depositary's account and verify the acceptance and send an agent's message to the depositary for its acceptance. An agent's message is a message transmitted by DTC to, and received by, the depositary and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from each participant in DTC tendering the Debentures and that such participants have received the letter of transmittal and agree to be bound by the terms of the letter of transmittal and we may enforce such agreement against such participants. Delivery of tendered Debentures must be made to the depositary pursuant to the book-entry delivery procedures described below or the tendering DTC participant must comply with the guaranteed delivery procedures described below. No letters of transmittal will be required to tender existing notes through ATOP.

        Book-Entry Delivery Procedures. The depositary will establish accounts with respect to the Debentures at DTC for purposes of the offer within three business days after the date of this offer to purchase. Any financial institution that is a participant in DTC may make book-entry delivery of the Debentures by causing DTC to transfer such Debentures into the depositary's account in accordance with DTC's procedures for such transfer.

        Although participants in DTC may effect delivery of Debentures through a book-entry transfer into the depositary's account at DTC, either:

  •
  an agent's message transmitted through ATOP or a properly completed and duly executed letter of transmittal for Debentures, including any required signature guarantees, and any other documents required by the letter of transmittal must, in any case, be transmitted to and received by the depositary at its address set forth on the back cover page of this offer to purchase before the expiration date, or

  •
  the guaranteed delivery procedure described below must be followed.

        Delivery of the applicable letter of transmittal and any other required documents to DTC does not constitute delivery to the depositary.

        Method of Delivery. The method of delivery of Debentures and the letter of transmittal, any required signature guarantees and all other required documents, including delivery through DTC, is at your election and risk. Delivery of Debentures (including in the case of a book-entry transfer, by book-entry confirmation) and all other required documents will be deemed made only if and when actually received by the depositary prior to 12:00 midnight, New York City time, on the expiration date. If delivery is by mail, it is suggested that you use properly insured, registered mail with return receipt requested. In addition, you should mail sufficiently in advance of the expiration date to ensure delivery to the depositary on or prior to the expiration date. If you tender through DTC, you or your broker must ensure that the depositary receives an agent's message from DTC confirming the book-entry transfer of your Debentures. If a broker, dealer, commercial bank, trust company or other nominee holds your Debentures, it is likely your broker, dealer, commercial bank, trust company or other nominee will have an earlier deadline for you to act to instruct them to accept the offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.

        Signature Guarantees. Except as otherwise provided below, all signatures on a letter of transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program. Signatures on a letter of transmittal need not be guaranteed if:

  •
  the letter of transmittal is signed by the registered holder of Debentures (or by a participant in DTC whose name appears on a security position listing as owner of such Debentures) who has not completed any of the boxes entitled "Special Payment Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

  •
  the Debentures are tendered for the account of an eligible institution.

        An eligible institution is member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible guarantor institution" as defined in Rule 17Ad-15 under the Exchange Act.

        Mutilated, Lost, Stolen or Destroyed Certificates. If you desire to tender your Debentures, but the certificates evidencing such Debentures have been mutilated, lost, stolen or destroyed, you should contact the trustee for the Debentures, Wells Fargo Bank, N. A., Corporate Trust Department, Attn: Bondholder Communications (telephone: (800) 344-5128, facsimile: (612) 667-4927), to receive information about the procedures for obtaining replacement certificates for the Debentures.

        Guaranteed Delivery. If you desire to tender your Debentures pursuant to the offer and either:

  •
  the certificates representing your Debentures are not immediately available and therefore cannot be delivered to the depository prior to the expiration date,

  •
  time will not permit your letter of transmittal, certificates representing your Debentures and all other required documents to reach the depositary on or prior to the expiration date, or

  •
  the procedures for book-entry transfer including delivery of an agent's message cannot be completed on or prior to the expiration date,

you may still tender your Debentures in the offer if all the following conditions are satisfied:

  •
  the tender is made by or through an eligible institution;

  •
  a properly completed and duly executed notice of guaranteed delivery or an agent's message with respect to guaranteed delivery that is accepted by us is received by the depositary on or prior to the expiration date as provided below; and

  •
  the certificates for the tendered Debentures, in proper form for transfer or a book-entry confirmation, together with a properly completed and executed letter of transmittal or agent's message, with any signature guarantees and any other documents required by the letter of transmittal or a properly transmitted agent's message, are received by the depositary within three business days after the date of execution of the notice of guaranteed delivery.

        The notice of guaranteed delivery must be sent by hand delivery or by facsimile to the depositary and must include a guarantee by an eligible institution in the form set forth in the notice of guaranteed delivery.

        Effect of the Letter of Transmittal. Subject to the acceptance by us of Debentures properly tendered by you, by executing and delivering a letter of transmittal upon tendering your Debentures you:

  •
  irrevocably sell, assign and transfer to us all right, title and interest in the tendered Debentures, and

  •
  irrevocably constitute and appoint the depositary as your true and lawful agent and attorney-in-fact with respect to any such tendered Debentures.

In such event, the depositary will have full power of substitution and resubstitution in accordance with the terms of the offer to:

  •
  deliver certificates representing the Debentures, or transfer ownership of the Debentures, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to us or upon our order,

  •
  present the Debentures for transfer of ownership on the security register for the Debentures, and

  •
  receive all benefits or otherwise exercise all rights of beneficial ownership of such Debentures.

The depositary, however, will not have the rights to, or control over, funds from us, except as our agent, for the purchase price for any Debentures tendered pursuant to the offer that are purchased by us.

        Determination of Validity. We will determine, in our sole discretion, all questions as to the validity, form, eligibility, time of receipt, and the acceptance for payment of any tendered Debentures pursuant to any of the procedures described above, and the form and validity, including time of receipt of notices of withdrawal, of all documents. Such determination by us will be final and binding.

        We reserve the absolute right to:

  •
  reject any or all tenders of any Debentures determined by us not to be in proper form,

  •
  reject any or all tenders of Debentures if the acceptance or payment for the Debentures may, in the opinion of our counsel, be unlawful,

  •
  waive or amend any condition to the offer that we are legally permitted to waive or amend, and

  •
  waive any defect or irregularity in any tender with respect to Debentures of any particular holder.

        Our interpretation of the terms and conditions of the offer and the letter of transmittal will be final and binding.

        Compliance with "Short Tendering" Rule. Rule 14e-4 under the Exchange Act prohibits a person, directly or indirectly, to tender securities for his own account unless the person so tendering:

  •
  has a net long position equal to or greater than the aggregate principal amount at maturity of the securities being tendered, and

  •
  will cause such securities to be delivered in accordance with the terms of the offer.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

        A tender of securities in the offer under any of the procedures described above will constitute a binding agreement between the tendering holder and us with respect to the offer upon the terms and subject to the conditions of the offer. Each tendering holder by tendering their Debentures represents and warrants that:

  •
  such holder has a net long position in the Debentures being tendered pursuant to the offer within the meaning of Rule 14e-4 under the Exchange Act, and

  •
  the tender of such Debentures complies with Rule 14e-4.

        No tender will be deemed to have been properly made until all defects or irregularities in such tender have been cured or waived. None of Sanmina-SCI, the dealer manager, the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any tender of any Debentures or notice of withdrawal or will incur any liability for failure to give any such notification.

        Please send all materials to the depositary and not to us, the information agent, or the dealer manager. Neither we, the dealer manager nor the information agent will forward any such documents to the depositary, and delivery to us, the dealer manager or the information agent will not constitute a proper tender of Debentures.

7.     Withdrawal of Tenders

        You may withdraw your tender of Debentures at any time on or prior to the expiration date. In addition, you may withdraw your Debentures after 12:00 midnight, New York City time, on Thursday, April 14, 2005 (the date that is 40 business days after the commencement of the offer) unless we have accepted the Debentures for payment pursuant to the offer. No consideration shall be payable in respect of withdrawn Debentures.

        If acceptance or payment of Debentures tendered pursuant to the offer is delayed or we are unable to accept or pay for the Debentures tendered pursuant to the offer, we may instruct the depositary to retain tendered Debentures, subject to the right of withdrawal referenced in the immediately preceding paragraph and subject to Rule 14e-1(c) under the Exchange Act, which requires that the offeror pay the consideration offered or return the Debentures deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer.

        If you want your withdrawal of Debentures to be effective, the depositary must receive a written notice or facsimile notice of withdrawal prior to the expiration date (or after April 14, 2005, if the Debentures have not already been accepted for payment by us), at the depositary's address set forth on the back cover of this offer to purchase. Any notice of withdrawal must:

  •
  specify the name of the person who tendered the Debentures to be withdrawn,

  •
  contain a description of the Debentures to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Debentures, unless such Debentures were tendered by book-entry transfer, and the aggregate principal amount at maturity of such Debentures, and

  •
  be signed by the holder of such Debentures in the same manner as the original signature on the letter of transmittal by which such Debentures were tendered (including any required signature guarantees) or be accompanied by evidence sufficient to us that the holder withdrawing the tender has succeeded to the beneficial ownership of such Debentures.

        The signature on the notice of withdrawal must be guaranteed by an eligible institution unless such Debentures have been tendered for the account of an eligible institution. If the Debentures to be withdrawn have been delivered or otherwise identified to the depositary, a signed notice of withdrawal is effective immediately upon written or facsimile notice of such withdrawal even if physical release is not effected.

        If a holder has tendered Debentures under the procedure for book-entry transfer set forth in Item 6, "Procedures for Tendering Debentures," any notice of withdrawal of a book-entry interest also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn Debentures and must otherwise comply with the book-entry transfer facility's procedures.

        You may not rescind any permitted withdrawal of tendered Debentures and any of your Debentures properly withdrawn will thereafter be deemed not to be properly tendered. However, you may re-tender properly withdrawn Debentures by following one of the appropriate procedures described in Item 6, "Procedures for Tendering Debentures," at any time on or prior to the expiration date.

        If you tender your Debentures in the offer, you may convert your Debentures only if you withdraw your Debentures prior to the time on which your right to withdraw has expired.

        If we do not purchase any Debentures that you have tendered pursuant to the offer, we will return to you without cost your unpurchased Debentures promptly following the earlier to occur of the expiration date or the date on which the offer is terminated without any Debentures being purchased under the offer.

        We will determine in our sole discretion all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal. Our determination shall be final and binding. None of Sanmina-SCI, the depositary, the dealer manager, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notification.

8.     Source and Amount of Funds

        The maximum amount of funds required by us to purchase the Debentures pursuant to the offer is estimated to be approximately $400 million, assuming we do not exercise our right to accept, if tendered, up to an additional amount of Debentures equal to 2% of the outstanding Debentures. In connection with this offer, on February 16, 2005, we announced the pricing of $400 million aggregate principal amount of our Senior Subordinated Notes to be issued pursuant to an indenture to be entered into among us, certain guarantors and U.S. Bank National Association, as trustee. We refer to the offering of our Senior Subordinated Notes as the Financing. We will use the net proceeds from the Financing to purchase Debentures properly tendered and accepted in the offer. To the extent the net proceeds are not sufficient to pay the full purchase price for the properly tendered Debentures, we will fund the balance with cash on hand. The offer is conditioned upon the satisfaction of the Financing Condition and the satisfaction of the other conditions set forth in Item 9, "Conditions to Offer."

        Maturity and Interest. The Senior Subordinated Notes will have a term of eight years. Interest on the Senior Subordinated Notes will be 6 3/4% and will be paid semi-annually.

        Guarantees. The Senior Subordinated Notes will be fully and unconditionally guaranteed on a senior subordinated unsecured basis, which we refer to as the Senior Subordinated Note Guarantees, by substantially all of our United States subsidiaries, which we refer to as the Senior Subordinated Note Guarantors for so long as the Senior Subordinated Notes Guarantors guarantee any of our other debt (other than unregistered senior debt and debt under our senior secured credit facility).

        Ranking. The Senior Subordinated Notes will be:

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  our senior, subordinated unsecured obligations;

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  subordinated in right of payment to all of our existing and future senior debt, including any amounts outstanding under our senior secured credit facility and our outstanding 10.375% Senior Secured Notes due January 15, 2010, or the 10.375% Senior Secured Notes;

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  effectively subordinated in right of payment to all existing and future debt and other liabilities, including trade payables, of our subsidiaries other than the Senior Subordinated Note Guarantors;

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  equal in right of payment with all of our future senior subordinated debt; and

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  senior in right of payment with all of our existing and future subordinated debt.

        Ranking of the Senior Subordinated Notes Guarantees. Each Senior Subordinated Notes Guaranty will be:

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  senior subordinated, unsecured obligations of the Senior Subordinated Notes Guarantor;

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  subordinated in right of payment to all existing and future senior debt of the Senior Subordinated Notes Guarantor, including any amounts guaranteed by the Senior Subordinated Notes Guarantor under the senior secured credit facility and the 10.375% Senior Secured Notes;

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  equal in right of payment to all future senior subordinated debt of such Senior Subordinated Notes Guarantor; and

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  senior in right of payment to all existing and future subordinated debt of such Senior Subordinated Notes Guarantor.

        Security and Collateral. Neither the Senior Subordinated Notes nor the Senior Subordinated Notes Guarantees will be secured.

        Optional Redemption. We may redeem the Senior Subordinated Notes, in whole or in part, at any time prior to March 1, 2009, at a redemption price that is equal to the sum of (1) the amount of the Senior Subordinated Notes to be redeemed, (2) accrued and unpaid interest on those Senior Subordinated Notes and (3) a "make-whole" premium as specified in the indenture for the Senior Subordinated Notes. We may redeem the Senior Subordinated Notes, in whole or in part, beginning on or after March 1, 2009, at the redemption prices specified in the indenture for the Senior Subordinated Notes. At any time prior to March 1, 2008, we may redeem up to 35% of the Senior Subordinated Notes with the proceeds of certain equity offerings at the redemption price specified in the indenture for the Senior Subordinated Notes.

        Covenants. The indenture for the Senior Subordinated Notes will include covenants that limit our ability and the ability of our restricted subsidiaries to:

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  incur additional debt, including guarantees by our restricted subsidiaries;

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  make investments and other restricted payments, pay dividends on our capital stock, or redeem or repurchase our capital stock or subordinated obligations, subject to certain exceptions;

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  create specified liens;

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  sell assets;

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  create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us;

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  engage in transactions with affiliates;

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  incur layered debt; and

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  consolidate or merge with or into other companies or sell all or substantially all of our assets.

        During any future period in which Standard & Poor's Rating Services and Moody's Investor's Services, Inc. each have assigned an investment grade credit rating to the Senior Subordinated Notes and no default or event of default has occurred or is continuing under the indenture, certain of the covenants will cease to be in effect. If either of these ratings agencies then withdraws its ratings or downgrades the ratings assigned to the Senior Subordinated Notes below the required investment grade rating or a default or event of default occurs and is continuing, the suspended covenants will again be in effect.

        The covenants will be subject to a number of important exceptions and qualifications set forth in the indenture for the Senior Subordinated Notes.

        Change of Control. Following a Change of Control (as defined in the indenture for the Senior Subordinated Notes), we will be required to make an offer to repurchase all or any portion of the Senior Subordinated Notes at a purchase price of 101% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase.

9.     Conditions to the Offer

        The offer is not conditioned upon a minimum number of Debentures being tendered. The offer is conditioned upon the closing of the Financing, resulting in the sale of at least $400 million aggregate principal amount of Senior Subordinated Notes. We refer to this condition as the Financing Condition. In addition, notwithstanding any other provisions of the offer and in addition to our rights to extend and/or amend the offer, we shall not be required to accept for purchase, or pay for, Debentures properly tendered pursuant to the offer and we may amend or extend the offer or delay or refrain from accepting for purchase, or paying for, any Debentures subject to the offer, in each event, subject to Rule 14e-1(c) under the Exchange Act, and we may terminate the offer if, in our reasonable judgment, any of the following conditions are not satisfied at or prior to the expiration date:

        (1)   there shall not have been threatened, instituted or be pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any such court, authority, agency or tribunal, which

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  challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the offer, the acquisition of Debentures pursuant to the offer or is otherwise related in any manner to, or otherwise affects, the offer, or

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  could, in our reasonable good faith judgment, materially affect the business, condition (financial or other), assets, income, operations or prospects of our company and our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of the business of our company and our subsidiaries, taken as a whole;

        (2)   there shall not have been any action threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in our reasonable good faith judgment, would or might directly or indirectly result in any of the consequences referred to in the clauses of paragraph (1) above;

        (3)   we shall not have determined that the acceptance for payment of, or payment for, some or all of the Debentures would violate, conflict with or constitute a breach of any order, statute, law, rule, regulation, executive order, decree, or judgment of any court to which we may be bound or subject;

        (4)   the United States shall not have declared war or a national emergency and the commencement or escalation of armed hostilities directly or indirectly involving the United States shall not have occurred;

        (5)   there shall not have occurred

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  any general suspension of trading in, or limitation on prices for, securities on the American Stock Exchange, the New York Stock Exchange, the Nasdaq Stock Market, the Chicago Board of Options Exchange, the Chicago Mercantile Exchange, the Chicago Board of Trades or in the over-the-counter market,

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  any suspension of trading of any of our securities on any exchange or in any over-the-counter market,

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  a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

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  a material change in United States currency exchange rates or a general suspension of or material limitation on the currency exchange markets,

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  a material disruption in securities settlement, payment or clearance services in the United States,

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  any limitation by any federal or state authority on, or any other event which might materially affect, the extension of credit by banks or other financial institutions,

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  a 5% or greater decrease in the closing sale price of Debentures as reported on the over-the-counter market from that reported on February 17, 2005, a 25% percent or greater decrease in the closing sale price of our common stock as reported by the Nasdaq National Market from that reported on February 17, 2005, a decline in the ratings of the Debentures by Moody's Investor's Service or Standard & Poor's or a significant adverse change in the United States securities or financial markets,

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  a material impairment in the trading market for debt securities,

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  in the case of any of the foregoing existing at the date hereof, a material acceleration or worsening of such conditions,

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  any decline in either the S&P 500 Composite Index or the Nasdaq Composite Index by an amount in excess of 15%, measured from the close of business on February 17, 2005, or

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  any suspension of trading or settlement of trades of a majority of the securities listed on any domestic national securities exchange or quoted on the Nasdaq National Market;

        (6)   there shall not be any adverse change or changes that have occurred or are threatened in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or our subsidiaries that, in our reasonable judgment, is or may be material to either us or one of our subsidiaries;

        (7)   a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall not have been proposed, announced or made by another person or shall not have been publicly disclosed, or we shall not have learned that a person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding shares of common stock, or any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock; or

        (8)   there shall not have been filed by any person or group a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire us or any shares of our common stock.

        These above conditions are for our sole benefit. Any failure of any such condition to be satisfied may be asserted by us regardless of the circumstances, including any action or inaction by us, giving rise to any such failure. In addition, any failure of any condition may be waived by us in whole or in part at any time and from time to time at or prior to the expiration date of the offer in our sole discretion. If any of the foregoing conditions to the offer shall not have been satisfied or waived at or prior to the expiration date, subject to the termination rights as described above, we may, with respect to the offer,

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  return the tendered Debentures to the holders who tendered them,

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  extend the offer and retain all the tendered Debentures until the expiration of such extended offer (subject to certain withdrawal rights, see Item 7, "Withdrawal of Tenders"), or

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  amend the offer in any respect by giving written notice of such amendment to the depositary.

        Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right which may be asserted at any time prior to the expiration date.

10.   U.S. Federal Income Tax Considerations

        This section summarizes certain material U.S. federal income tax considerations for a holder who tenders Debentures pursuant to the offer. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), U.S. Treasury regulations and administrative and judicial decisions. These authorities may change, or the Internal Revenue Service (the "IRS") might interpret the existing authorities differently, possibly with retroactive effect. In either case, the tax consequence of tendering Debentures pursuant to the offer could differ materially from those described below. The summary generally applies only to holders that hold Debentures as "capital assets" (generally, for investment). For purposes of this summary, U.S. holders include:

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  individual citizens or residents of the United States,

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  corporations created in or organized under the laws of the United States or any state or the District of Columbia,

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  trusts if subject to the primary jurisdiction of a U.S. court and the control of one or more U.S. persons, and

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  estates the income of which is subject to U.S. federal income tax regardless of its source.

        Special rules apply to holders other than U.S. holders, referred to as "non-U.S. holders." This summary describes some, but not all, of these special rules. For U.S. federal income tax purposes, income earned through a foreign or domestic partnership, certain trusts or other pass-through entities is generally attributed to its owners. The summary does not address U.S. federal income tax considerations that may be relevant to particular holders because of their specific circumstances or because they are subject to special rules. Finally, the summary does not describe the effects of any applicable foreign, state, or local laws.

        Holders considering the tender of Debentures pursuant to the offer should consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences of foreign, state, or local laws and income tax treaties.

U.S. Holders

        A U.S. holder who receives cash in exchange for Debentures pursuant to the offer will recognize gain or loss on the exchange equal to the difference between the amount of cash received by the U.S. holder and the U.S. holder's adjusted tax basis in the Debentures surrendered in the exchange. Amounts received in respect of accrued original issue discount or accrued market discount that has not yet been taken into income will be ordinary income to the U.S. holder. The U.S. holder's adjusted tax basis in the Debentures will generally equal the amount the U.S. holder paid for the Debentures, increased by any accrued original issue discount or accrued market discount that the U.S. holder included in income, and decreased (but not below zero) by any amortized bond premium or acquisition premium.

        Any gain or loss recognized by a U.S. holder on a tender of Debentures will generally be capital gain or loss. The capital gain or loss will be long-term capital gain or loss if the U.S. holder held the Debentures for more than one year at the time of disposition. Long-term capital gains of a non-corporate U.S. holder are subject to U.S. federal income tax at lower rates than those applicable to ordinary income or short-term capital gains. Limitations apply to the deductibility of capital losses.

        The Debentures were originally issued at a discount to their principal amount. This excess of the principal amount over issue price (referred to as "original issue discount") is required by U.S. federal income tax rules to be included as interest income to the U.S. holder over the term of the Debentures under a constant yield method, even though no cash will be paid until maturity or retirement of the Debentures. Original issue discount that the U.S. holder has included in income increases the U.S. holder's adjusted tax basis in the Debentures, and is added to the issue price to determine the "adjusted issue price" of the Debentures.

        If a U.S. holder purchased a Debenture other than at its original issuance at a price below its adjusted issue price, the difference would represent "market discount." Unlike original issue discount, market discount is not required to be taken into income currently, but if a U.S. holder elects to currently include market discount in income, the amount so included is also added to the U.S. holder's adjusted tax basis in the Debenture.

        If a U.S. holder purchased a Debenture other than at its original issuance at a price above its adjusted issue price (but below its principal amount at maturity), the difference would represent "acquisition premium," which may be offset against original issue discount and would reduce the U.S. holder's adjusted tax basis in the Debenture.

        If a U.S. holder purchased a Debenture other than at its original issuance at a price above its principal amount at maturity, the difference, reduced by any amount attributable to the conversion feature of the Debenture, would represent "bond premium." The U.S. holder may elect to amortize any such bond premium over the remaining term of the Debenture, and any excess premium over qualified stated interest generally may be deductible over the term of the Debentures. The amortized bond premium would reduce the U.S. holder's adjusted tax basis in the Debenture.

Special Rules Applicable to Non-U.S. Holders

        A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the non-U.S. holder's receipt of cash in exchange for Debentures pursuant to the offer. Any gain realized by the non-U.S. holder would be subject to U.S. federal income tax, however, if (i) the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business or, in the case of an income tax treaty resident, is attributable to a permanent establishment (or in the case of an individual, a fixed base) in the United States, (ii) subject to certain exceptions, the non-U.S. holder is an individual who holds the Debentures as capital assets and is present in the United States for 183 days or more in the taxable year of the disposition, (iii) the non-U.S. holder is subject to tax pursuant to provisions of U.S. federal income tax law applicable to certain expatriates, or (iv) we are a U.S. real property holding company under the rules of the Foreign Investment in Real Property Tax Act. We do not believe that we are currently a U.S. real property holding company or that we will become one in the future. If we were to become a U.S. real property holding company, gain realized by a non-U.S. holder that did not directly or indirectly own more than five percent of our common stock would not be subject to U.S. federal income tax as a result of our status as a U.S. real property holding company as long as our common stock was regularly traded on an established securities market.

        Payments attributable to accrued original issue discount (but not market discount) to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30 percent, collected by means of withholding by the payor. To the extent that a non-U.S. holder receives cash attributable to accrued original issue discount, however, the interest will qualify as "portfolio interest," and thus will be exempt from withholding of U.S. federal income tax at a rate of 30 percent, as long as the non-U.S. holder (i) certifies its foreign status, (ii) does not own, directly or indirectly, 10 percent or more of our voting stock, and (iii) is not a "controlled foreign corporation" that is related to us under applicable rules. In general, a foreign corporation is a controlled foreign corporation if more than 50 percent of either (1) the total combined voting power of all classes of stock that are entitled to vote or (2) the total value of the stock is owned, directly, indirectly or constructively, by U.S. shareholders. A U.S. shareholder is a U.S. person that owns, directly, indirectly or constructively, 10 percent or more of the foreign corporation's voting stock. A non-U.S. holder that is not eligible for the portfolio interest exemption may be able to claim a reduced rate of withholding under an applicable income tax treaty by providing the required certifications.

        A non-U.S. holder can meet the certification requirements described above by providing an IRS Form W-8BEN or appropriate substitute form to the depositary. If the non-U.S. holder holds Debentures through a financial institution or other agent acting on the non-U.S. holder's behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent. The non-U.S. holder's agent will then be required to provide certification to the depositary, either directly or through other intermediaries. In the case of a non-U.S. holder that is a foreign partnership, the certification requirements generally apply to the partners rather than the partnership, although certain documentation provision requirements also apply to the partnership.

Backup Withholding and Information Reporting

        The Code and the Treasury regulations generally require those who make payments including interest, payments attributable to accrued original issue discount and proceeds paid by brokers to their non-corporate customers to report such payments and, absent a properly claimed exemption, "backup withhold" on such payments. The withholding rate of U.S. federal income tax is currently 28 percent.

        If a holder tenders Debentures pursuant to the offer through a U.S. broker (including certain brokers owned or controlled by U.S. persons or engaged in a U.S. trade or business), the payment by the broker to the holder will generally be subject to information reporting and backup withholding. If the sale is made through a foreign office of a foreign broker, the sale will generally not be subject to either information reporting or backup withholding.

        U.S. holders who provide an IRS Form W-9 properly certifying their taxpayer identification number and that they are not subject to backup withholding, or who otherwise properly claim an exemption, will not be subject to backup withholding.

        Payments made to non-U.S. holders by a broker will not be subject to information reporting or backup withholding as long as the non-U.S. holder certifies the non-U.S. holder's nonresident status. Such a certification by a non-U.S. holder may be made on a Form W-8BEN.

        Any amounts withheld from a payment to a holder of Debentures under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder as long as certain information is properly provided to the IRS.

        The preceding discussion of certain U.S. federal income tax considerations is for general information purposes only. It is not tax advice. Each holder of Debentures should consult such holder's tax advisor regarding the particular U.S. federal, state, local and foreign tax consequences of tendering Debentures pursuant to the offer, including the consequences of any proposed changes in applicable laws.

11.   The Dealer Manager, Depositary and Information Agent

        Dealer Manager. We have retained Banc of America Securities LLC to act as the dealer manager in connection with the offer. In its capacity as dealer manager, Banc of America Securities LLC may contact holders regarding the offer and request brokers, dealers and other nominees to forward this offer to purchase and related materials to beneficial owners of Debentures.

        We have agreed to pay the dealer manager a customary fee for its services as the dealer manager in connection with the offer. The fee will be based on the accreted value of the Debentures properly tendered and accepted for payment in the offer. In addition, we will reimburse the dealer manager for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel. We have agreed to indemnify Banc of America Securities LLC and its affiliates against certain liabilities under federal or state law or otherwise caused by, relating to or arising out of the offer or its engagement as dealer manager.

        From time to time, the dealer manager may trade our Debentures for its own account or for the accounts of its customers and, accordingly, may hold long or short positions in the Debentures at any time. The dealer manager is not obligated to make a market in the Debentures.

        From time to time, the dealer manager and its affiliates have provided investment banking and other services for us for customary compensation. Banc of America Securities LLC recently acted as joint lead arranger, joint book manager and syndication agent under, and one of its affiliates is currently a lender under, our senior secured credit facility. In addition, Banc of America Securities LLC is acting as one of the initial purchasers in connection with the offering of our Senior Subordinated Notes. The dealer manager and its affiliates may in the future engage in transactions with and perform services for us in the ordinary course of their respective businesses, for which it would receive customary fees and commissions.

        Depositary and Information Agent. We have retained Wells Fargo Bank, N.A., to act as the depositary and Georgeson Shareholder Communications Inc. to act as the information agent in connection with the offer. All deliveries, correspondence and questions sent or presented to the depositary or the information agent relating to the offer should be directed to the addresses or telephone numbers set forth on the back cover of this offer to purchase.

        We will pay the depositary and the information agent customary compensation for their services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the depositary and the information agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

        Requests for information or additional copies of this offer to purchase and the letter of transmittal should be directed to the information agent at its address and telephone number on the back cover of this offer to purchase.

12.   Solicitation

        Directors, officers and regular employees of either Sanmina-SCI and our affiliates (who will not be specifically compensated for such services), the information agent or the dealer manager may contact holders by mail, telephone, or facsimile regarding the offer and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this offer to purchase and related materials to beneficial owners of Debentures. We will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

13.   Fees and Expenses

        If you tender your Debentures directly to the depositary, you will not be obligated to pay brokers' fees or commissions of the dealer manager or, except as set forth in the letter of transmittal, transfer taxes on the purchase of Debentures by us pursuant to the offer.

        We will pay all fees and reasonable expenses of the dealer manager, the depositary and the information agent in connection with the offer.

        We will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding material to their customers. We will not pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders of Debentures pursuant to the offer other than the dealer manager and the depositary.

14.   Miscellaneous

        We are not aware of any jurisdiction where the making of the offer is not in compliance with the laws of such jurisdiction. If we become aware of any jurisdiction where the making of the offer would not be in compliance with such laws, we will make a good faith effort to comply with any such laws or seek to have such laws declared inapplicable to the offer. If, after such good faith effort, we cannot comply with any such applicable laws, the offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Debentures residing in such jurisdiction.

        No person has been authorized to give any information or make any representation on behalf of us that is not contained in this offer to purchase or in the letter of transmittal, and, if given or made, such information or representation should not be relied upon. None of Sanmina-SCI, the depositary, the dealer manager, the information agent or any of their affiliates makes any representation to any holder as to whether or not to tender such holder's Debentures. Holders must make their own decision as to whether to tender their Debentures.

SANMINA-SCI CORPORATION

February 17, 2005

        Manually signed facsimile copies of the letter of transmittal will be accepted. The letter of transmittal, certificates for the Debentures and any other required documents should be sent or delivered by each holder of Debentures or such holder's broker, dealer, commercial bank, trust company or other nominee to the depositary at the address set forth below.

The Depositary for the Offer is:

Wells Fargo Bank, N.A.

By Regular Mail or Overnight Courier:	In Person by Hand Only:	By Registered or Certified Mail:
Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 Sixth & Marquette Avenue Minneapolis, MN 55479	Wells Fargo Bank, N.A. Corporate Trust Northstar East Building—12th Floor 608 Second Avenue South Minneapolis, MN 55402	Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480
Facsimile Transmission Number: (Eligible Institutions Only)
(612) 667-4927
Confirm Facsimile Transmission by Telephone:
Telephone: (612) 667-9764 Call Toll-Free: (800) 344-5128

        Any questions or requests for assistance may be directed to Banc of America Securities LLC at the address and telephone number set forth below. Requests for additional copies of this offer to purchase, the letter of transmittal or the notice of guaranteed delivery or any other documents used in connection with the offer may be directed to the Information Agent at the address and telephone number set forth below. Requests for copies of the Indenture relating to the Debentures may also be directed to the Information Agent. Beneficial owners may also contact their broker, dealer, commercial bank or trust company or nominee for assistance concerning the offer.

The Information Agent for the Offer is:

Georgeson Shareholder Communications Inc.

17 State Street, 10th Floor
New York, NY 10004

Banks and Brokerage Firms please call: (212) 440-9800
All Others Call Toll-Free: (800) 456-6112

The Exclusive Dealer Manager for the Offer is:

Banc of America Securities LLC

9 West 57th Street
New York, NY 10019
Telephone (Collect): (212) 933-2200
Call Toll-Free: (888) 583-8900 x2200

QuickLinks

  Exhibit 99.(a)(1)(A)
OFFER TO PURCHASE
TABLE OF CONTENTS
IMPORTANT INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
WHERE YOU CAN FIND ADDITIONAL INFORMATION
FORWARD-LOOKING STATEMENTS
SUMMARY TERM SHEET
THE OFFER